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                                                                      EXHIBIT 99

                        UPDATED NOTICE OF BLACKOUT PERIOD
                       TO DIRECTORS AND EXECUTIVE OFFICERS
                             OF M&T BANK CORPORATION


IMPORTANT NOTICE CONCERNING YOUR ABILITY TO TRADE IN M&T BANK CORPORATION COMMON
STOCK:

MARCH 11, 2004

         On January 13, 2004, M&T Bank Corporation provided notice to you that the M&T Bank Corporation Retirement Savings Plan and Trust (the "RSP") would be subject to a blackout period beginning on February 10, 2004, 4:00 p.m. Eastern Time, and ending during the week of March 14, 2004 (the "Blackout Period") that would temporarily prevent participants in the RSP from engaging in transactions in M&T Bank Corporation common stock in their individual accounts.

         You may recall that the Blackout Period was necessary to complete the transition of the recordkeeping and administrative services associated with the RSP to T. Rowe Price, who became the new trustee and recordkeeper for the RSP on March 1, 2004, to eliminate certain existing investment options and to add several new investment options, and to merge the Allfirst Financial Inc. Capital Accumulation Retirement Plan and Trust into the RSP.

         The purpose of this updated notice is to inform you that since the transition to T. Rowe Price will be completed earlier than anticipated, the Blackout Period will end as of 10:00 a.m. Eastern Time on March 11, 2004 instead of during the week of March 14, 2004.

         This updated notice is being provided to you pursuant to the requirements of Rule 104 of Regulation BTR (Blackout Trading Restriction) promulgated under the Securities Exchange Act of 1934 and Section 306 of the Sarbanes-Oxley Act of 2002.

         Although the prohibitions arising under Regulation BTR that restrict your ability to acquire or transfer any shares of M&T Bank Corporation common stock or exercise any stock options (cashless or otherwise) will terminate when the Blackout Period ends on March 11, 2004, please be advised that M&T Bank Corporation's policy that limits trading in M&T Bank Corporation common stock, including transactions within the RSP, to a "window" period following the release of quarterly earnings to the public remains in effect.

         Please direct questions about and requests for pre-clearance of your transactions in M&T Bank Corporation common stock to Brian R. Yoshida at (716) 842-5464. If you have any questions concerning the Blackout Period, you should contact Norbert H. Remus, One M&T Plaza, Buffalo, NY 14203, telephone number
(716) 842-5002.